                                                          Confidential Treatment

                                                                   EXHIBIT 10.17

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO REGISTRANT'S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406. THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.

                               SUPPLY AGREEMENT

     This Supply Agreement (this "Agreement"), executed as of March ___, 1996, by and between SP Acquisition Co., a Delaware corporation ("Seller"), and James River Canada, Inc., a Canadian corporation ("Purchaser");

                             W I T N E S S E T H:

     WHEREAS, Purchaser and Seller are executing this Agreement pursuant to which Seller will sell to Purchaser, and Purchaser will purchase from Seller, expandable polystyrene as described in Exhibit A hereto for use in foam cup manufacturing ("EPS"), all in accordance with the terms, conditions and provisions set forth in this Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, Seller and Purchaser agree as follows:

                             I.  SALE AND PURCHASE

     1.1  Effective Date.  This Agreement shall be effective as of February 1,
          --------------
1996.

     1.2  Sale and Purchase.  Subject to certain limitations of Seller's
          -----------------
manufacturing capacity hereinafter described, during each twelve-month period of this Agreement Seller will sell to Purchaser, and Purchaser will purchase from Seller, for the "Purchase Price" (as determined pursuant to Sections 2.1) one hundred percent (100%) of Purchaser's overall requirements for EPS.

Notwithstanding the forgoing, Purchaser shall not be restricted from purchasing EPS from other sources for the purpose of testing, research, or experimentation, or in any circumstance in which Seller is unable or unwilling to supply Purchaser with EPS in accordance with the terms of this Agreement.

The current 100% requirement for EPS of Purchaser is approximately 9 million pounds annually. If, during the term of this Agreement, Purchaser shall acquire additional manufacturing capacity and therefore require EPS in excess of 9 million pounds annually, the parties will in good faith discuss increasing the volume of EPS to accommodate such additional capacity.

If, during the term of this Agreement, Purchaser shall acquire another manufacturer, or the assets of another manufacturer at another location, such additional volume of EPS shall not be included in Purchaser's requirements unless 1) there is no existing EPS supply agreement which binds the acquired manufacturer or assets, and 2) the parties hereto mutually agree to include such additional EPS volume in this Agreement.

Nothing in this Agreement shall be construed to require Purchaser to take any quantity of EPS during any year, to continue to operate its manufacturing facilities at any location, to replace damaged or nonfunctional equipment, to continue in the foam container business, to maintain ownership of any location subject to this Agreement, or to maintain any certain mix of products or materials. Purchaser shall, to the contrary, be free to operate its business in any manner it sees fit, to produce such products and quantities thereof as it deems appropriate, and to add or reduce capacity in its sole discretion without being in breach hereof.

    1.3  Order Placement.  Purchaser shall supply Seller annually with an
         ---------------
estimate of the quantity of EPS required at each of Purchaser's foam cup manufacturing facilities. Monthly, each such facility will provide Seller with a firm order for deliveries required during the next calendar month and a forecast of requirements for the second and third subsequent months. The first month's orders will be firm, and the second and third month estimates are not firm. The ordering location shall communicate orders to Seller's Ft. Worth manufacturing plant on or before the 20th day of each month, and no less than 10 days prior to the first required delivery. Seller will accept reasonable changes to a purchase order if advised of any such changes within seven (7) days of the date the purchase order was placed. Seller will use its best efforts to accommodate changes requested after seven (7) days from date of order placement provided the subject order has not progressed to the point of shipment. Within two (2) business days of Seller's receipt of a purchase order, Seller will advise Purchaser of its inability to satisfy the conditions of the purchase order. For those purchase orders where Seller cannot satisfy the conditions thereof and Purchaser places an order with a third party, the Purchaser shall not be in breach of this Agreement, and Seller shall be liable for any additional costs incurred by Purchaser, including but not limited to price differentials and extra freight charges, to obtain such replacement EPS.

    1.4  Point of Manufacture; Shipping.  Seller will have the option to
         ------------------------------
manufacture the EPS to fill any particular order at either the Fort Worth, Texas or Baie D'Urfe, Quebec facilities. Freight will be paid by Purchaser, with rates equalized to Seller's Baie D'Urfe facility, for all shipments to Purchaser's Edmonton and Brampton facilities. EPS will be shipped by Seller to Purchaser F.O.B. Seller's manufacturing facility freight not allowed. Seller acknowledged that Purchaser's facilities utilize load control receiving and shipping practices, and therefore cannot accept shipments early or late. Any excess freight costs experienced by Purchaser as a result of Seller not dispatching deliveries as requested will be charged back to Seller. Seller will ship EPS in clean, watertight trailers in sealed containers and will not ship EPS to Purchaser in the same containers or trucks together with any products or materials other than EPS. The parties recognize that the EPS to be shipped by Seller is considered hazardous material under transportation regulations. Seller shall be responsible for losses caused by leakage or contamination in transit from any causes. Other than Seller's responsibilities set forth herein, Purchaser shall bear the risk of loss for products after the load is moved from Seller's facility, and shall pursue freight claims in its own name.

        1.5 Reporting Requirements. So that Purchaser is kept fully aware of the
            ----------------------
volume in pounds of EPS purchased by it hereunder by the various manufacturing facilities, Seller will provide to James River Canada headquarters in Toronto, Ontario, with a copy to Norwalk, Connecticut, a report at the end of each month, in writing, indicating the EPS purchases during the previous month, and year-to-date, by location, and will furnish each ordering location, with a report at the same time indicating the total purchases during the previous month by that location and year-to-date.

                              II. PURCHASE PRICE

        2.1  Purchase Price.  The purchase price for each pound of conforming
             --------------
EPS purchased during the first Annual Period under this Agreement shall be the lower of:

                a) the most recent price paid during the last 60 days by any other North American customer of Seller purchasing EPS of equivalent quality in volumes of 25 million pounds per year or greater; or

                b) the beginning low price per pound for contract styrene monomer as reported in the first issue of the DeWitt Benzene Newsletter in the immediately preceding month plus [ ] per pound in U.S. Dollars.

        2.2. Second and Third Year Pricing. No more than 90 nor less than 30
             -----------------------------
days prior to the end of the first Annual Period of this Agreement, the parties shall meet to discuss in good faith the price to be paid by Purchaser for EPS during the Second and third Annual Periods. If the parties agree upon such a price, it shall remain firm for the second and third Annual Periods. If the parties are unable to agree upon such revised pricing, the price during the second and third Annual Periods of the Agreement shall be established in accordance with the procedure described in Paragraphs 2.1, and the Agreement shall terminate after the third Annual Period.

        2.3     Billing; Terms of Payment.  Seller will invoice Purchaser at
                -------------------------
James River Canada Inc., 137 Bentworth Avenue, Toronto, Ontario, Canada M6A 1P6, Attention Elvi Molinaro, on a bi-monthly basis for EPS purchased by each manufacturing facility. Purchaser will pay Seller the Purchase price for such EPS within [ ] days after the date of shipment. Past due payments will bear interest accruing from the due date until payment at an annual rate equal to the lesser of the average Prime Rate as reported in The Wall Street Journal from time to time plus two (2) points or the maximum rate permitted by applicable law.

                        III.  MISCELLANEOUS PROVISIONS

        3.1     Term; Annual Periods.  The "Term" of this Agreement will be the
                --------------------
three (3) consecutive twelve-month periods commencing on February 1, 1996. An "Annual Period" is each of the three periods of twelve (12) consecutive calendar months during the Term.

        3.2     Research and Development Activities; Improvements.  It is
                -------------------------------------------------
contemplated that during the Term Seller will engage in research and development activities for the purpose of improving its EPS product and/or facilities, equipment or manufacturing methods or procedures related to producing such product (collectively, and "Improvements"). In connection with the forgoing, the parties agree as follows:

        (a) During the Term Seller will, at its sole cost and expense, employ the equivalent of at least one employee to engage in such research and development activities related to possible Improvements.

        (b) Subject to the conditions set forth in Section 3.2(c) below, if as a result of Seller's research and development activities Seller and Purchaser agree to implement any Improvements relative to the EPS sold to Purchaser hereunder, then during the six month period immediately following the agreement of Purchaser and Seller to implement such Improvements for Purchaser's benefit, Seller agrees not to sell any EPS manufactured using such improvements to any third party; provided, however, if any such Improvements are a result of the joint research and development activities of Purchaser and Seller, the period during which Seller agrees not to sell to third parties EPS manufactured using such Improvement shall be eighteen (18) months after the agreement of Seller and Purchaser to implement such Improvements.

        (c) The restrictions set forth in Section 3.2(b) on Seller's right to sell EPS to third parties shall only apply to EPS manufactured using Improvements that (i) are based solely on a change in the formula or composition of EPS, (ii) do not require any material modification in or additions to Seller's facilities, plant or equipment (iii) do not limit, increase the cost of, or otherwise adversely affect Sellers' ability to manufacture EPS without using such Improvements, and
(iv) are not incorporated (or similar Improvements are not incorporated) in EPS offered for sale by any company in competition with Seller.

     (d) If Purchaser, independent from any research and development activities conducted with or by Seller, develops Improvements that Seller wishes to utilize, the parties agree to negotiate the terms of a mutually acceptable license agreement for Seller's use of such Improvements.

     (e) Nothing in this Section 3.2 shall limit or otherwise apply to any research and development activities of Seller conducted together with or for any of its other customers or suppliers, or to Seller's right to implement or use any Improvement resulting from such activities.

     3.3  Insurance.  During the Term Seller shall maintain at least the
          ---------
insurance coverage described in Exhibit B hereto. Seller will include Purchaser as an additional insured with respect to such insurance, and will provide that written notice of cancellation or material reduction in any coverage thereunder will be given to Purchaser at least thirty (30) days prior to any such cancellation or reduction.

     3.4 Inspection and Acceptance.  Seller shall inspect each shipment of EPS
         -------------------------
before it is shipped from Seller's manufacturing facilities. Seller shall cooperate with the Purchaser to develop mutually acceptable statistical quality assurance measurements. Notwithstanding the foregoing, Purchaser may inspect all EPS upon receipt. Purchaser's sole and exclusive remedy in the event of any rejection, revocation of acceptance or non-conformance of any EPS shall be replacement of the non-conforming EPS, FOB Purchaser's affected location, plus any direct costs of storage and/or disposal of the non-conforming product. The Purchaser shall provide notice of short-shipments to Seller within 30 days of receipt, or such claims are deemed waived.

     3.5 Warranty. Seller warrants that EPS manufactured by Seller will conform
         --------
to the specifications set forth on Exhibit A hereto and with the express warranties set forth in sections 3.8 and 3.9. Purchaser's sole and exclusive remedy in the event of any breach of these warranties shall be as specified in
Section 3.6. This warranty shall apply only if (a) Purchaser notifies Seller of the alleged defect within thirty (30) days of discovery; and (b) Seller received from Purchaser written notice of the alleged defect within 180 days of the date of delivery. Seller's warranty does not apply to EPS which has been
(i) improperly stored, handled or used by any other party; (ii) in any way tampered with or altered by anyone other than Seller;

(iii) misused, abused or subjected to conditions in excess of those for which such EPS was designed; or (iv) damaged in shipment or otherwise without fault of Seller. SELLER MAKES NO WARRANTY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THE EXPRESS WARRANTIES STATED IN THIS SECTION 3.5 OR IN SECTIONS 3.8 AND 3.9 BELOW.

    3.6  Exclusive Remedies.  Purchaser's sole and exclusive remedy for
         ------------------
any breach of warranty hereunder for any nonconforming EPS is to require Seller to replace the non-conforming EPS FOB Purchaser's affected location, plus direct storage and/or disposal costs. Purchaser's remedy against Seller for breach of warranty, as provided and limited herein, is exclusive of all other remedies provided by law for such breaches, but this limitation shall not limit Seller's obligations under Section 3.10. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN
SECTION 3.10 BELOW, SELLER SHALL HAVE NO LIABILITY FOR DAMAGES TO PURCHASER OR ANY PERSON OR ENTITY FOR DAMAGES OF ANY TYPE, INCLUDING BUT NOT LIMITED TO INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (WHETHER DIRECT OR INDIRECT), LOSS OF PROFITS OR OTHER COMMERCIAL LOSS, OR ANY OTHER LOSS, DAMAGE OR EXPENSE ARISING OUT OF OR IN CONNECTION WITH THE USE, LOSS OF USE, NONPERFORMANCE OR REPLACEMENT OF ANY EPS, WHETHER ARISING OUT OF SELLER'S BREACH OF WARRANTY, NEGLIGENCE OR OTHER TORT LIABILITY OF SELLER, SELLER'S STRICT LIABILITY OR ANY OTHER LEGAL THEORY.

    3.7  Force Majeure.  Seller or Purchaser shall  not be liable for any
         -------------
default or for delays in deliveries hereunder due to strikes, fires, floods, wars, accidents, delays of carriers, shortages of supplies or materials, delays or default of a supplier or a contractor, government regulation, disruption due to failure of production facilities, disruption due to failure of transportation facilities or any other causes beyond Sellers' or Purchaser's reasonable control. If delivery of any EPS is delayed for any period of time because of any circumstances described above and such force majeure continues for more than fifteen (15) days, Purchaser may buy elsewhere without liability until the force majeure is relieved. If delivery of any EPS is delayed for an unreasonable period of time because of any circumstances described above, either Purchaser or Seller, upon 180 days written notice to the other, may cancel the undelivered or unperformed portion of this Agreement.

    3.8  FDA Compliance Statement.  Seller warrants to Purchasers the EPS sold
         ------------------------
by Seller to Purchaser hereunder in natural, uncolored bead form, is composed exclusively of (a) polystyrene that complies with all of the U.S. Food and Drug Administration's (the "FDA") requirements of 21 CFR, Part 177, Subpart B,
Section 177.1640, entitled "Polystyrene and Rubber Modified Polystyrene" and
(b) a pentane blowing agent that complies with the FDA requirements of Subpart D, Section

178.3010, entitled "Adjuvant Substances Used in the Manufacture of Foamed Polystyrene". Therefore, EPS, if fabricated unmodified, unadulterated, and in accordance with good manufacturing practices, may be safely used as articles or components of articles intended for use in contact with food. Additionally, since EPS complies with the above referenced FDA regulations, EPS also complies with the U.S. Department of Agriculture's regulations for packaging meat and poultry and meat and poultry food products under the Federal Inspection Program.

    3.9  Acknowledgement by Seller.  Seller warrants to Purchaser that it has no
         --------------------------
present knowledge that EPS to be sold under this Agreement, when used in the foreseeable manner to mold polystyrene food service items, involves a serious concealed danger or a serious exposure to individuals, as those terms are used in Section 387 of the California Penal Code, and will notify Purchaser if such a danger or exposure become known to Seller.

    3.10 Indemnity.  Notwithstanding anything contained herein to the contrary,
         ----------
Seller shall indemnity, defend and hold Purchaser and its customers harmless for any claims, losses, liabilities, suits, fines or penalties Purchaser or its customers may suffer as the result of third party actions arising directly or indirectly from Seller's manufacture or sale of EPS, including product liability claims and/or product recalls ordered by governmental authorities; provided, however, that such claims, loss or liability is (a) a result of a breach by Seller of any of the warranties of Seller set forth in Sections 3.5, 3.8, or 3.9 above, and (b) not due in whole or in part to the acts or omissions of Purchaser or the customer claiming indemnity and Purchaser or its customer advised Seller of such claim promptly upon discovery.

    3.11  Notices.  All notices, requests, demands, and other communications
          --------
required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, or telefax, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

    If to Purchaser:            James River Paper Canada Inc.
                                137 Bentworth Avenue
                                Toronto, Ontario
                                Canada M6A 1P6
                                Attention:  Elvi Molinaro
                                Telefax: (416) 789-3590

     With a copy to:        James River Corporation
                            800 Connecticut Avenue
                            Norwalk, Connecticut
                            Attention:  Gayle Blinsmon
                            Telefax:  (203) 854-6984

     If to Seller:          3607 No. Sylvania
                            Fort Worth, Texas  76111
                            Attn:  Richard Davidovich
                            Telefax: 817-831-0206

     3.12  Entire Agreement.  This Agreement, including the Exhibits referred to
           ----------------
herein, constitutes the entire agreement between the parties hereto with respect to the sale and purchase of EPS and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the sale and purchase of EPS. The parties acknowledge that there exist other agreements between them, including the so-called Shareholder's Agreement. It is agreed by both parties that a breach by either party of the Shareholder's Agreement may be considered as a breach of this Supply Agreement by the other party, and that a breach of this Supply Agreement may be considered by the other party as a breach of the Shareholder's Agreement.

     3.13 Binding Effect; Assignment.  This Agreement shall be binding upon and
          --------------------------
inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any party hereto (by operation of law or otherwise) without the prior written consent of the other party, except that Seller shall have the right from time to time to designate any of its affiliates to be responsible for all or any part of its duties, liabilities or obligations under this Agreement, provided that no such designation shall relieve Seller of any of its duties, liabilities or obligations hereunder. Purchaser agrees that, as a condition to any sale, transfer or other disposition of by Purchaser of its foam cup business (regardless of whether such transaction is effected by merger, sale of stock, sale of assets or otherwise), the person or entity acquiring such business will assume the obligations and liabilities of Purchaser under this Agreement, subject to the consent of Seller as provided above.

     3.14 Amendment and Waiver.  This Agreement may be amended, superseded,
          --------------------
canceled, renewed or extended, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

        3.15.  Severability.  If any provision of this Agreement is held to be
               ------------
unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

        3.16 Governing Law. This Agreement shall be governed by and construed
             -------------
and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to the principals of conflicts of laws thereof.

        3.17 Descriptive Headings. The descriptive headings herein are inserted
             --------------------
for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

        3.18  Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

        3.19  Contingency.  This Agreement shall not be binding upon the parties
              -----------
if the Shareholder Agreement is voided, terminated or breached by either party.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the date set forth above.

                             JAMES RIVER CANADA INC.

                             By: [SIGNATURE APPEARS HERE]
                                 --------------------------------------

                             Title: Director Dixie Canadian Operations
                                    -----------------------------------

                             SP ACQUISITION CO.

                             By: [SIGNATURE APPEARS HERE]
                                 --------------------------------------

                             Title:
                                    -----------------------------------

                                   EXHIBIT A
                                   ---------

--------------------------------------------------------------------------------

                                Screen Analysis
                                ---------------

on #35         Max. 4.0%  +++
                            +  Should not be
                            +  less than 76.4%
on #45         Balance    +++

on #50         Max 24%    +++
                            +  Should be
on #60         Max 2.5%     +  less than
                            +  26.7%
Through #60    Max. 0.1%  +++

Total Volatiles should be 5.3% + 0.15% by weight
                               -

----------------------------------------

Original Dated:  Nov. '93
Revised:         Mar. '96

(Pentane content weight 5.6% + 0.1% changed to
                             -
 Total Volatiles should be 5.3% + 0.15% by weight)

--------------------------------------------------------------------------------

                                   EXHIBIT B
                                   ---------

1. Commercial General Liability Insurance

   $2 million per occurrence
   $4 million annual aggregate per location

   Deductible not to exceed $10,000 per occurrence

   Including:
        Contractual Coverage
        Products
        U.S. and Canadian coverage
        Vendors Endorsement

2. Fire and Allied Perils

        Coverage: Full Repair and Replacement of Physical
                  Damage
                  Actual Business Interruption

3. Statutory Worker's Compensation or Equivalent, U.S. and Canada